 Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION

ANNOUNCES REVIEW OF STRATEGIC ALTERNATIVES

CALABASAS, CA (April 4, 2016) – Unico American Corporation (NASDAQ: UNAM) (“Unico” or the “Company”) today announced its Board of Directors has authorized a review of strategic alternatives for the Company aimed at enhancing shareholder value. The Board of Directors has established a Special Committee consisting entirely of independent directors to oversee the review of strategic alternatives and potential opportunities. Willis Capital Markets & Advisory has been retained as exclusive financial advisor to the Special Committee. No assurance can be given as to whether, when or on what terms any possible transaction might occur. The Company does not intend to make any further statements regarding this process unless and until a definitive agreement has been reached, or until the process of exploring strategic alternatives has ended.

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.